AMENDMENT TO DISTRIBUTION AGREEMENT

This Amendment (“Amendment”) is made as of November 1, 2019 by and between Unified Series Trust (the “Trust”) and Ultimus Fund Distributors, LLC (“Distributor”), and amends the Distribution Agreement, made as of February 1, 2019 (the “Agreement). All capitalized terms used in the Amendment and not defined herein shall have the meaning ascribed to them in the Agreement.

WHEREAS, the Trust and the Distributor wish to amend Exhibit A to the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

Effective November 1, 2019 Schedule A to the Agreement shall be deleted in its entirety and the Exhibit A attached hereto shall be inserted in lieu thereof.

IN WITNESS WHEREOF, the parties have executed this Amendment by a duly authorized representative of the parties hereto.

UNIFIED SERIES TRUST		ULTIMUS FUND DISTRIBUTORS, LLC

By:	/s/ David R. Carson	By:	/s/ Kevin Guerette

Print Name:	David R. Carson	Print Name:	Kevin Guerette

Title:	President	Title:	President

Date:		Date:

SCHEDULE A

TO THE DISTRIBUTION AGREEMENT

BETWEEN

UNIFIED SERIES TRUST

AND

ULTIMUS FUND DISTRIBUTORS, LLC

FUND PORTFOLIOS

Essex Environmental Opportunities Fund

Fisher Investments Institutional Group Fund Family:

Fisher Investments Institutional Group Stock Fund for Retirement Plans

Fisher Investments Institutional Group Bond Fund for Retirement Plans

Fisher Investments Institutional Group ESG Stock Fund for Retirement Plans

Fisher Investments Institutional Group ESG Bond Fund for Retirement Plans

Fisher Investments Institutional Group U.S. Small Cap Equity Fund

Fisher Investments Institutional Group All Foreign Equity Environmental and Social Values Fund

Fisher Investments Institutional Group U.S. Large Cap Equity Environmental and Social Values Fund

Selective Opportunity Fund

Selective Premium Income Fund

Silk Invest New Horizons Frontier Fund

Standpoint Multi-Asset Fund

Tactical Multi-Purpose Fund